SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: November 21, 2002
(Date of earliest event reported)

TIVO INC.
(exact name of registrant as specified in its charter)

Delaware	Commission File: 000-27141	77-0463167
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

2160 Gold Street
P.O. Box 2160
Alviso, California 95002
(Address of Principal executive offices, including zip code)

(408) 519-9100
(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS

On November 21, 2002 we announced financial results for our quarter ended October 31, 2002.

Service and technology revenue for the quarter grew 139% to $12.7 million, compared to $5.3 million for the same period last year. Our net loss for the quarter improved to ($11.5) million, or ($0.23) per share, an approximately 70% improvement over our loss of ($34.5) million, or ($0.81) per share, in the third quarter of last year.

Other highlights of the quarter included an increase in the subscriber base to 510,000, the addition of Toshiba to our list of licensing partners, and the addition of Circuit City to our growing list of retailers now offering TiVo products.

During the period, we added 46,000 net new subscribers, bringing our total subscriber base to approximately 510,000. Compared to the third quarter of last year, our subscriber base has grown over 80 percent.

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except subscriber and per share data)

	Three Months Ended		Nine Months Ended
	October 31, 2002	October 31, 2001	October 31, 2002	October 31, 2001
Service revenues	$10,185	$5,242	$27,911	$12,544
Technology revenues	2,556	100	18,544	100

Service and Technology revenues	12,741	5,342	46,455	12,644

Hardware sales	16,220	—	31,109	—
Rebates, revenue share & other payments to channel *	(3,968)	—	(4,568)	—

Net revenues	24,993	5,342	72,996	12,644

Cost of revenue	5,294	5,218	18,323	15,093
Cost of hardware sales	15,588	—	30,599	—

Gross profit (loss)	4,111	124	24,074	(2,449)

Research and development	4,875	7,510	14,395	21,331
Sales and marketing	4,333	18,467	44,152	77,168
General and administrative	3,752	5,326	11,100	14,287

Operating loss	(8,849)	(31,179)	(45,573)	(115,235)

Interest and other expense, net	2,520	1,659	2,232	316
Preferred stock dividend and accretion	—	658	1,665	2,590
Provision for taxes	150	1,000	261	1,000

Net loss attributable to common stock	$(11,519)	$(34,496)	$(49,731)	$(119,141)

Net loss per share - basic and diluted	$(0.23)	$(0.81)	$(1.02)	$(2.82)

Shares used in per share computation	51,041	42,668	48,793	42,183

Other Data
Net Activations	46,000	51,000	130,000	126,000
Cumulative Subscribers	510,000	280,000	510,000	280,000

*    Reflects TiVo's adoption of EITF 01-09, a new accounting rule which requires that certain sales & marketing expenses be treated as an offset to revenues rather than as sales and marketing expense.

TIVO INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 31, 2002	January 31, 2002
ASSETS
Cash, cash equivalents and short-term investments	$40,593	$52,327
Restricted cash	—	51,735
Accounts receivable, net	11,453	2,185
Accounts receivable - related parties	2,654	6,687
Inventories	5,068	—
Prepaid expenses and other	6,604	6,431
Prepaid expenses and other - related parties	7,447	12,423
Property and equipment, net	13,979	18,146

Total assets	$87,798	$149,934

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS' DEFICIT
Accounts payable and accrued liabilities	$36,104	$28,915
Accounts payable and accrued liabilities - related parties	5,663	28,902
Deferred revenue	47,716	36,338
Deferred revenue - related parties	3,560	11,427
Convertible notes payable, long term	9,478	18,315
Convertible notes payable - related parties, long term	4,979	9,426
Redeemable convertible preferred stock	—	46,555
Total stockholders' deficit	(19,702)	(29,944)

Liabilities, redeemable convertible preferred stock & stockholders' deficit	$87,798	$149,934

Forward-Looking Statements

This Current Report on Form 8-K forward-looking statements. You can identify forward-looking statements by use of forward-looking terminology such as “believes,” “anticipates,” “expects,” “plans,” “may,” “will,” “intends” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Such forward-looking statements have known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Actual results could differ materially from those set forth in such forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the “Factors That May Affect Future Operating Results” and other risks detailed in our Annual Report on Form 10-K for the period ended January 31, 2002, the Quarterly Report on Form 10-Q for the period ended April 30, 2002, and the Quarterly Report on Form 10-Q for the period ended July 31, 2002, filed with the Securities and Exchange Commission. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: November 25, 2002	By:	/s/ David H. Courtney
David H. Courtney Chief Financial Officer and Executive Vice President, Worldwide Operations and Administration (Principal Financial and Accounting Officer)